Exhibit 10.CC

                              SECOND AMENDMENT
                                      TO
                         PURCHASE AND SALE AGREEMENT


      This Second Amendment to Purchase and Sale Agreement (this
"Amendment") is entered into as of June 3, 2003 by and between Parlex Corporation ("Seller") and Taurus Methuen LLC ("Purchaser").

                                 BACKGROUND
                                 ----------

      A. Seller and Purchaser entered into a Purchase and Sale Agreement dated as of May 8, 2003 concerning certain premises located at One Parlex Place, Methuen, Massachusetts, as amended by a First Amendment to Purchase and Sale Agreement dated May 23, 2003 (as so amended, the "P&S Agreement"). Capitalized terms used herein without definition have the meaning given to them in the P&S Agreement.

      B. The Due Diligence Period expires as of the date hereof and, subject to the execution and delivery of this Amendment by Seller, Purchaser intends to give its Notice to Proceed.

      C. Seller and Purchaser wish to amend the P&S Agreement as provided below.

                                  AGREEMENT
                                  ---------

      NOW THEREFORE, for valuable consideration, the Seller and Purchaser agree as follows:

      1. Section 5(e)(i) of the P&S Agreement is hereby amended by deleting the phrase "Four Million Eight Hundred and Eighteen Thousand Dollars ($4,818,000.00)" and substituting therefor "Six Million and Six Hundred Thousand Dollar ($6,600,000.00)."

      2. Section 10(a)(xi) of the P&S Agreement is hereby amended by deleting such section in its entirety and substituting therefore the following language:

            "(xi) a written certification from Seller stating that: (a) the Improvements as constructed conform in all material respects to those improvements approved in the 1998 Variance, the 1998 Special Permit and the 1998 Site Plan Approval; and (b) duly issued certificates of occupancy are in effect for all portions of the Property;"

      3. Section 12(k) of the P&S Agreement is hereby deleted in its entirety and the following language is hereby substituted therefore:

            "(k) Reference is made to a Level 2 Environmental Site Assessment for the Property performed by LFR Levine Fricke ("LFR") and the Summary of Findings thereof dated May 20, 2003 (the "Phase II Interim Report"). Seller shall, at its sole expense, use commercially reasonable efforts to cause LFR promptly to issue the final Phase II report together with a letter, in form and substance reasonably acceptable to Purchaser (the "Reliance Letter"), allowing Purchaser and its lender to rely on such final Phase II report and any additional reports, findings or certifications provided to Seller in connection


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                   therewith (such final phase II report, together with the
                   Phase II Interim Report, is hereinafter referred to as the "Phase II Report"), provided that such reliance shall be in accordance with the terms and conditions of LFR's proposal to Seller dated October 20, 2002. Purchaser acknowledges that, because the final phase II report will not be delivered until after the Closing, the Reliance Letter will not be delivered until after the Closing (it being agreed, however, that in such event, the final Phase II report, together with the Reliance Letter, shall be delivered to Purchaser as promptly as possible following the Closing and no later than three business days after the date on which such final Phase II report is delivered to Seller). Seller shall as soon as reasonably possible after the Closing Date, but in any event within 360 days after the Closing Date or such shorter period as may be required by applicable law, time being of the essence (in each case subject to any delay caused by acts of God), complete each of the following:
                   (W) cause the additional testing, investigation, and studies recommended in the Phase II Report to be conducted, (X) cause all remedial action and cleanup recommended in the Phase II Report to be undertaken and completed as set forth in the Phase II Report and otherwise in accordance with applicable law, and carry out and complete any further remediation in accordance with applicable law, such that a Permanent Solution Response Action Outcome will have been achieved for the Property pursuant to a 310 CMR 40.000 et seq. and all other applicable law, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable (in form and substance) to Purchaser (it being agreed that it shall be reasonable for Purchaser to reject any Activity and Use Limitation or other ongoing condition or requirement that would have a material adverse impact on the value or marketability of the Property for manufacturing, distribution, office or warehousing uses); (Y) cause all notifications and submittals described in the Phase II Report or otherwise required under applicable law to be timely made to the appropriate governmental authorities and provide copies of such notifications to Purchaser, including without limitation the following submittals to the Massachusetts Department of Environmental Protection: a 120-day written Release Notification Form (to be submitted by September 16, 2003); a "Phase I/Tier Classification" submittal; a Release Abatement Measure (RAM) Plan to the extent recommended by the LSP or otherwise required by applicable law; a RAM Completion Report; and a Response Action Outcome; and (Z) provide Purchaser with third party documentation reasonably acceptable to Purchaser and Lender that all remedial action described in clause
                   (X) and (Y) above has been carried out in accordance with the Phase II Report and otherwise in accordance with applicable law, including without limitation providing written evidence reasonably satisfactory to Purchaser and Lender that a Permanent Solution Response Action Outcome, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable to Purchaser, has been achieved and has become effective with respect to the environmental conditions at the Property and that all filings, submission, and approvals relating to such Permanent Solution Response Action Outcome have been carried out in accordance with 310 CMR 40.000 et seq. and all other applicable law. Seller shall thereafter, at all times during the term of the Lease, at its sole expense, cause all actions to be taken necessary to maintain such Permanent Solution Response Action Outcome in full force at all times, including without limitation complying with any ongoing monitoring, maintenance, or reporting obligations required under such Permanent Solution Response Action Outcome and providing evidence of such compliance to Purchaser upon Purchaser's reasonable request. The obligations in this Section 12(k) shall survive the Closing and shall also be set forth in the Lease.;"

3. Section 28 of the P&S Agreement is amended by inserting, immediately after existing subsection (ii) of such Section 28 (in the middle of page
32), the following language as new subsection (iii):

            "(iii) Seller shall have failed to comply with the provisions and requirements of Section 12(k) of this Agreement or the second-to-last paragraph of Section 5.10 of the Lease, including without limitation the failure to have caused a Permanent Solution Response Action Outcome to have been achieved, become effective, and to have remained in full force with respect to the Property."

      4. Schedule 3 of the P&S Agreement is amended by adding the following to such schedule:

                   "Summary of Findings - Level 2 Environmental Site Assessment , Parlex Corporation, One Parlex Place, Methuen, Massachusetts" prepared by LFR Levine Fricke and dated May 20, 2003."

      5. Schedule 6 of the P&S Agreement, which attaches the Lease, is amended by deleting the second-to-last paragraph of Section 5.10 of the Lease, and replacing such paragraph with the following:

                   "Reference is made to a Level 2 Environmental Site Assessment for the Property performed by LFR Levine Fricke and the Summary of Findings thereof dated May 20, 2003 (the "Phase II Interim Report"). Tenant shall, at its sole expense, use commercially reasonable efforts to cause LFR promptly to issue the final Phase II report together with a letter, in form and substance reasonably acceptable to Landlord (the "Reliance Letter"), allowing Landlord and its lender to rely on such final Phase II report and any additional reports, findings or certifications provided to Tenant in connection therewith (such final phase II report, together with the Phase II Interim Report, is hereinafter referred to as the "Phase II Report"), provided that such reliance shall be in accordance with the terms and conditions of LFR's proposal to Tenant dated October 20, 2002. Tenant agrees that the final Phase II report, together with the Reliance Letter, shall be delivered to Landlord as promptly as possible following the date hereof and no later than three business days after the date on which such final Phase II report is delivered to Tenant.
                   Tenant shall as soon as reasonably possible after the Closing Date, but in any event within 360 days after the Closing Date or such shorter period as may be required by applicable law, time being of the essence (in each case subject to any delay caused by acts of God), complete each of the following: (W) cause the additional testing, investigation, and studies recommended in the Phase II Report to be conducted, (X) cause all remedial action and cleanup recommended in the Phase II Report to be undertaken and completed as set forth in the Phase II Report and otherwise in accordance with applicable law, and carry out and complete any further remediation in accordance with applicable law, such that a Permanent Solution Response Action Outcome will have been achieved for the Property pursuant to a 310 CMR 40.000 et seq. and all other applicable law, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable (in form and substance) to Landlord (it being agreed that it shall be reasonable for Landlord to reject any Activity and Use Limitation or other ongoing condition or requirement that would have a material adverse impact on the value or marketability of the Property for manufacturing, distribution, office or warehouse uses); (Y) cause all notifications and submittals described in the Phase II Report or otherwise required under applicable law to be timely made to the appropriate governmental authorities and provide copies of such notifications to Landlord, including without limitation the following submittals to the Massachusetts Department of Environmental Protection: a 120-day written Release Notification Form (to be submitted by September 6, 2003); a "Phase I/Tier Classification" submittal; a Release Abatement Measure
                   (RAM) Plan to the extent recommended by the LSP or otherwise required by applicable law; a RAM Completion Report; and a Response Action Outcome; and (Z) provide Landlord and any third party lender to Landlord with third party documentation reasonably acceptable to Landlord and any such lender that all remedial action described in clause (X) and (Y) above has been carried out in accordance with the Phase II Report and otherwise in accordance with applicable law, including without limitation providing written evidence satisfactory to Landlord and any such lender that a Permanent Solution Response Action Outcome, with only such Activity and Use Limitations or other ongoing conditions or requirements as are reasonably acceptable to Landlord, has been achieved and has become effective with respect to the environmental conditions at the Property and that all filings, submission, and approvals relating to such Permanent Solution Response Action Outcome have been carried out in accordance with 310 CMR 40.000 et seq. and
                   all other applicable law.   Tenant shall thereafter, at
                   all times during the term of the Lease, at its sole expense, cause all actions to be taken necessary to maintain such Permanent Solution Response Action Outcome in full force at all times, including without limitation complying with any ongoing monitoring, maintenance, or reporting obligations required under such Permanent Solution Response Action Outcome and providing evidence of such compliance to Landlord upon Landlord's reasonable request. If during the term of the Lease Landlord is ever required to undertake any action to maintain such Permanent Solution Response Action Outcome in full force, Tenant shall promptly reimburse all costs incurred by Landlord in undertaking such action.
                   Tenant's indemnity obligations set forth elsewhere in this Lease shall include any cost, loss, or damage incurred by Landlord and arising in connection with any subsequent audit by the Massachusetts Department of Environmental Protection (or any successor governmental entity) of the Permanent Solution Response Action Outcome or any submissions, reports, or conditions relating thereto, including without limitation the cost of any additional remediation required pursuant to such audit."

      Section 8.1(ix) of the Lease shall contain a specific reference to Tenant's obligations under the immediately preceding paragraph.

      6. Schedule 6 of the P&S Agreement, which attaches the Lease, is amended by deleting Section 5.17 of the Lease in its entirety and inserting the following language in its place:

      "Section 5.17 Additional Payments for Certain Improvements. (a) Commencing on the Commencement Date and by the first day of each subsequent calendar month during the first five years of the Term until the Approved Parking Area Work (defined below) is fully completed and paid for as provided below, Tenant shall pay to Landlord $7,176.00 (all such amounts paid to Landlord, the "Improvement Funds"). The Improvement Funds may be commingled with other funds of Landlord and shall not constitute an asset of Tenant, and no fiduciary relationship shall be created with respect to such funds.

      (b) On or prior to September 15, 2003, Tenant shall submit plans, specifications, and contractors bids for the improvement and repair of the Lower Gravel Parking Lot (defined below). Upon request of Landlord, Tenant shall submit any other materials reasonably requested by Landlord in connection with such proposed improvement. After consultation with Tenant, Landlord shall notify Tenant as to the scope of improvement and repair reasonably approved by Landlord for the Lower Gravel Parking Lot. Tenant shall obtain all permits and approvals necessary for the proposed improvements. Within thirty (30) days following receipt of such notification, but subject to any delay resulting from causes beyond Tenant's control, Tenant shall commence and thereafter diligently work to complete the improvement and repair the Lower Gravel Parking Lot at its sole cost and expense in accordance with the scope of work approved by Landlord and otherwise in accordance with the requirements applicable to Tenant Work in
this Lease and applicable law ("Approved Parking Area Work").   The term
"Lower Gravel Parking Lot" means the parking area at the Property more particularly shown on the sketch attached hereto as Exhibit I.

      (c) Except as hereinafter provided and so long as no Event of Default has occurred, upon completion of the Approved Parking Area Work or portions thereof, Tenant may submit third party invoices and evidence of payment for such work to Landlord and may request reimbursement for such costs actually incurred by Tenant to the extent of the amount of the Improvement Funds actually paid to Landlord by Tenant. In no event shall any approval from Landlord relating to the Approved Parking Area Work be deemed to be a judgment from Landlord that the Approved Parking Area Work can be completed within a certain budget or for an amount less than or equal to the amount of the Improvement Funds actually paid to Landlord by Tenant; to the extent any Tenant Work on the Lower Gravel Parking Lot exceeds the amount of the Improvement Funds actually paid to Landlord by Tenant, all excess cost shall be borne by Tenant at its expense without reimbursement.

      (d) If Tenant has not completed improvement and repair of the Lower Gravel Parking Lot satisfactory to Landlord on or before June 30, 2004, Landlord may, in its sole discretion and without obligation to do so, use all or any portion of the Improvement Funds to carry out such improvement and repair of the Lower Gravel Parking Lot substantially in accordance with the plans approved by Landlord as provided for above (or, if no such plans have been approved by Landlord, then as Landlord may deem appropriate).

      (e) If there is a monetary or other material default by Tenant in its obligations under this Lease, and if such default continues beyond any applicable notice and cure period (or if the giving of notice is barred by applicable law), Landlord may, but shall not be obliged to, apply all or any portion of the Improvement Funds to the extent necessary to cure the default. After any such application by Landlord of the Improvement Funds, Tenant shall promptly pay to Landlord an amount equal to the Improvement Funds so expended. Within thirty (30) days after the expiration or sooner termination of the Term, and provided that no default exists under this Lease, the amount of the Improvement Funds not expended as provided for above shall be returned to the Tenant.

      (f) In the event of a sale of the Premises or lease, conveyance or transfer of the Premises, Landlord shall have the right to transfer the Improvement Funds to the transferee and Landlord shall upon such transfer be released by Tenant from all liability for the return or use of such Improvement Funds; and subject to Article IX, following such transfer Tenant agrees to look to the transferee solely for the return of said Improvement Funds. The provisions hereof shall apply to every transfer or assignment made of the Improvement Funds to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber its rights with respect to the Improvement

Funds, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance. Tenant will enter into such agreements as Landlord's lender may request with respect to the assignment of the Improvement Funds to such lender. In connection with any transfer of the Premises, Tenant shall cooperate with Landlord in the assignment of the Improvement Funds to the transferee and, if requested by the transferee.

      7. Before the Closing, Purchaser and Seller shall agree upon a sketch of the Lower Gravel Parking Lot that and such sketch shall be attached as an exhibit to the P&S Agreement and the Lease.

      8. Sections 12(l) and 16(e) of the P&S Agreement are amended by striking "89,000" and substituting "$122,569.00". The last paragraph of
Section 5.10 of the Lease is amended by striking "89,000" and substituting "$122,569.00".

      9. Exhibit H to the Lease is amended by deleting the references to Full Depth Asphalt Repairs ($15,000) and New Asphalt Overlay ($35,000), Seller and Purchaser acknowledging that such matters shall be subsumed within the Approved Parking Area Work to be undertaken as provided for in
Section 5.17 of the Lease. The reference to $117,000.00 in Section 5.16(a) of the Lease is changed to $67,185.00.

      10. Seller agrees that, at the Closing, it shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement substantially in the form sent by John Sullivan to Edward Kutchin and Andrew Stempler on June 2, 2003.

      11. When duly executed and delivered by both parties hereto, this Amendment shall constitute Purchaser's Notice to Proceed under Section 5(e) of the P&S Agreement.

      12. This Amendment may be executed by facsimile and in counterparts and it shall be sufficient that the signature of each party appear on one or more of such counterparts.

      13. Except as otherwise provided above, the P&S Agreement is ratified and confirmed and remains in full force and effect. All references in the P&S Agreement to "this Agreement" shall mean the P&S Agreement as amended by this Amendment.


           [The balance of this page is intentionally left blank;
                           signature page follows]


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      EXECUTED under seal as of the date first written above.


                                          SELLER:

                                          Parlex Corporation


                                          By: /s/ Jonathan R. Kosheff 6/3/03
                                             -------------------------------
                                          Name:  Jonathan R. Kosheff
                                          Title:  Chief Financial Officer


                                          PURCHASER:

                                          Taurus Methuen LLC

                                          By: /s/ Scott R. Tully
                                             -------------------
                                          Name:  Scott R. Tully
                                          Title:  Manager

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